Exhibit 99

April 28, 2011	Contact:	James Gasior
President and CEO

Press Release:	Cortland Bancorp Reports First Quarter 2011 Earnings
CORTLAND BANCORP ( the “Company,” OTCBB: CLDB) today reported core earnings of $1.0 million for the first quarter of 2011, representing a $49 thousand improvement from core earnings reported for the same quarter of 2010. Net income which includes non-recurring items such as impairment losses and reductions in retirement expense, such as those recorded in 2010 as a result of a restructuring of the Company’s management group, was $869 thousand for the quarter, or $0.19 per share versus $894 thousand for the first quarter of 2010, or $0.20 per share.
Other results of operations are as follows:
•	The Company’s recognition of non-cash pre-tax other-than-temporary impairment (“OTTI”) losses on investment securities fell dramatically for the quarter to $202 thousand versus $544 thousand in 2010.
•	Net interest margin of 3.74% for the quarter is an improvement on both a linked quarter basis from 3.67% and year-over-year from 3.47% as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.
•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .05% of average loans in 2011 versus .27% in the first quarter of 2010. The allowance for loan loss (ALLL) to total loans ratio was 1.03% at both the 2011 and 2010 quarter ends. The Company’s allowance for loan losses covers 70% of nonperforming loans at March 31, 2011.
•	The Company’s total shareholders’ equity increased from $41.852 million on December 31, 2010 to $43.538 million at March 31, 2011, an increase of $1.7 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $12.7 million in excess of the 10% well capitalized threshold.

James Gasior, President and Chief Executive Officer stated, “We are encouraged to report the results of the first quarter. As the nation and our surrounding market area continues down the path of economic recovery, Cortland Banks remains well capitalized and is optimistic that the Company will continue to produce positive results.”
Net interest income provides the core earnings base for the Company and increased 7.9% to $4.1 million in 2011 versus $3.8 million in 2010. The Company has benefited from increasing balances in the loan portfolio yielding 5.91% during the quarter while reducing balances in the investment portfolio earning 3.70%. Also, as liabilities continue to mature and reprice at lower rates, the net interest margin has, and is expected to continue to improve.
Mr. Gasior noted, “The Company restructured and expanded its commercial lending staff in the second half of 2010 with the specific objective of growing loans. Despite the slow economic recovery in the region, Cortland Banks remains committed to fulfilling the credit needs of creditworthy customers.”
Non-Interest Income for the quarter, excluding impairment (OTTI) charges and securities gains, decreased by $56,000 from a year ago. This is mainly due to a decline in Fees for Customer Services of $32,000 and losses on Other Real Estate of $(28,000) in 2011 versus 2010 losses of $(4,000). Fees for Customer Services was negatively affected by new banking regulations effective in August of 2010 limiting the ability of financial institutions to charge overdraft fees.
Non-Interest Expenses for the first quarter of 2011 were $3.4 million as compared to $2.7 million for the same period in 2010. A one-time credit of $457,000 in the first quarter 2010 relating to reductions in supplemental retirement benefits, net of severance, was the major cause for the expense differential.
Despite the elevated unemployment level and slow economic recovery, the Company, to date, has not experienced notable deterioration in credit quality. Nonperforming loans were $3.8 million at March 31, 2011 or 1.47% of loans, relatively unchanged from $3.9 million at December 31, 2010. Included in these totals is a single loan for $1.1 million fully secured by collateral for which no loss is expected to be incurred. For the quarters ending March 31, 2011 and 2010 provisions for loan loss were $174,000 and $175,000 respectively, more than covering the net charge-offs for the respective periods. The allowance is considered adequate giving recognition to the risk inherent in the loan portfolio and the expectation of a slow economic recovery.
Totals loans at March 31, 2011 were $257.7 million as compared to $237.1 million a year ago. Total assets of $489.2 million at March 31, 2011 reflect a slight increase of .7% from year ago asset totals of $485.9 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase loan balances with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.

The Company’s investment portfolio contains trust preferred securities, which have resulted in valuation charges against income of $13.7 million in 2009 and $2.7 million in 2010. The Company continues to value these securities consistent with valuation techniques prescribed under accounting standards. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is still currently not active. Since 2008, the Company has modeled and analyzed the cash flow characteristics and has concluded that a major portion of these devalued securities were not recoverable. The charge for this “other than temporary” impairment for the first quarter of 2011 was $202 thousand versus $544 thousand in the first quarter of 2010.
Commenting on the OTTI charges, Mr. Gasior stated, “The OTTI charges recognized are highly dependent on the performance of the community bank collateral backing the issues. As most of the weaker banks have exited the collateral pools by now, the valuation charges have substantially declined over the past few quarters.” However, Mr. Gasior continued, “Although the Company has recognized significant charges on impaired trust preferred securities to date, there is a continued risk that future valuation reviews could result in recognition of additional OTTI charges on these securities as well as for other securities which have not resulted in OTTI to date”.
As a result of the decline in the quality of the Trust Preferred securities, the Company is required to maintain higher levels of regulatory risk-based capital for these securities, due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Company to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. In addition, as the company increases loan balances while reducing securities balances, additional capital is required to support the shift into the higher risk weighted loan categories and may have an offsetting impact to the growth in capital generated by earnings. Upon applying the higher level of risk weighted assets to the Company’s regulatory capital ratios, the calculated ratios are as follows at March 31, 2011: a Tier 1 leverage ratio of 9.69% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 12.65% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 13.38% (compared to a “well-capitalized” threshold of 10.00%). Despite these stringent capital rules, the Company remains well capitalized under all measures. In fact, the Company’s risk-based capital is $12.7 million in excess of the 10% well capitalized threshold.
Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non interest income revenue base”.

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.
For additional information about Cortland Banks visit http://www.cortland-banks.com.
CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	March 31,	March 31,
	2011	2010
SUMMARY OF OPERATIONS
Total interest income	$5,320	$5,549
Total interest expense	(1,253)	(1,760)

Net interest income (NII)	4,067	3,789
Provision for loan losses	(174)	(175)

NII after loss provision	3,893	3,614
Total other income before impairment loss	735	708
Total other noninterest expense	(3,355)	(2,739)

Income before tax and impairment loss	1,273	1,583

Net income before impairment loss	1,002	1,253

Impairment loss net of tax benefit	(133)	(359)

Net income	$869	$894

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.19	$0.20
Book value	9.62	8.59

BALANCE SHEET DATA
Assets	$489,224	$485,916
Investments	179,394	187,172
Net loans	255,090	234,690
Deposits	384,206	375,287
Borrowings	52,565	58,619
Subordinated debt	5,155	5,155
Shareholders’ equity	43,538	38,732

	March 31,	March 31,
	2011	2010
ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.47%	0.69%
Nonperforming assets (1) as a percentage of:
Total assets	1.67	1.08
Equity plus allowance for loan losses	17.64	12.76
Tier I capital	17.17	11.23

FINANCIAL RATIOS
Return on average equity	8.14%	9.83%
Return on average assets	0.71	0.73
Effective tax rate	18.86	13.96
Net interest margin	3.74	3.47
Efficiency ratio	71.10	60.91

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	13.38%	13.71%
Tier 1 capital to risk-weighted assets	12.65	13.01
Tier 1 capital to average assets	9.69	9.52

(1)	Nonperforming assets include non-accrual loans, OREO, restructured loans and non-accrual investments.